Exhibit 99.1
SELECTED COMPANY FINANCIAL AND OTHER DATA (1)
     The following table sets forth our selected consolidated historical financial and other data on a historical basis as of and for the years ended December 31:

	2005 (4)	2004	2003	2002	2001
	(Dollars in thousands, except per unit amounts)
Operating Data
Total revenues	$676,149	$592,429	$517,002	$497,453	$450,478
Income before minority interests and discontinued operations	209,947	118,871	115,041	118,831	154,241
Income from continuing operations	147,091	74,901	72,485	89,707	116,645
Income from discontinued operations	130,658	63,615	74,604	49,347	33,627
Net income	277,749	138,516	147,089	139,054	150,272
Income available to common unitholders attributable to general partner	250,419	118,340	116,716	113,035	120,100
Income from continuing operations per common unit:
Basic (2)	1.51	0.71	0.57	0.80	1.05
Diluted (2)	1.44	0.68	0.56	0.78	1.04
Net income from discontinued operations per common unit:
Basic (2)	1.47	0.73	0.87	0.56	0.38
Diluted (2)	1.41	0.71	0.85	0.55	0.37
Net income available to common unitholders per common unit:
Basic (2)	2.98	1.44	1.44	1.36	1.43
Diluted (2)	2.85	1.39	1.41	1.33	1.41
Distributions declared per common unit	1.76	1.70	1.66	1.64	1.58

Other Data
Funds from operations	$254,363	$207,314	$186,666	$215,194	$186,707
Funds from operations per common unit:
Basic	2.87	2.39	2.17	2.44	2.09
Diluted	2.75	2.30	2.13	2.40	2.07
Cash flows provided by (used in):
Operating activities	295,815	297,349	269,808	297,723	293,903
Investing activities	(60,407)	(731,402)	(346,275)	(253,312)	(368,493)
Financing activities	(101,856)	409,705	112,022	(28,150)	127,303

Balance Sheet Data
Investments in real estate at cost	$6,798,294	$6,526,144	$5,491,707	$4,922,782	$4,527,511
Total assets	6,802,739	6,386,943	5,409,559	4,983,629	4,763,614
Total consolidated debt	3,401,561	3,257,191	2,574,257	2,235,361	2,143,714
Our share of total debt (3)	2,601,878	2,395,046	1,954,314	1,691,737	1,655,386
General partners’ capital	1,916,299	1,671,140	1,657,137	1,676,079	1,747,389

(1)	Certain items in the consolidated financial statements for prior periods have been reclassified to conform with current classifications with no effect on net income or partners’ capital.

(2)	Basic and diluted net income per weighted average unit equals the net income available to common unitholders divided by 84,048,936 and 87,873,399 units, respectively, for 2005; 82,133,627 and 85,368,626 units, respectively, for 2004; 81,096,062 and 82,852,528 units, respectively, for 2003; 83,310,885 and 84,795,987 units, respectively, for 2002; 84,174,644 and 85,214,066 units, respectively, for 2001.

(3)	Our share of total debt is the pro rata portion of the total debt based on our percentage of equity interest in each of the consolidated ventures holding the debt. We believe that our share of total debt is a meaningful supplemental measure, which enables both management and investors to analyze our leverage and to compare our leverage to that of other companies. In addition, it allows for a more meaningful comparison of our debt to that of other companies that do not consolidate their joint ventures. Our share of total debt is not intended to reflect our actual liability should there be a default under any or all of such loans or a liquidation of the joint ventures. For a reconciliation of our share of total debt to total consolidated debt, a GAAP financial measure, please see the table of debt maturities and capitalization in Part II, Item 7: “Management Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital Resources.”

(4)	For the year ended December 31, 2005, we reclassified to discontinued operations the results of properties that we intended to sell or had sold as of March 31, 2006. See Note 17 to our consolidated financial statements.

1